EXHIBIT 99.1

N E W S  R E L E A S E

Contact:	Peter D. Brown
Senior Vice President,
Chief Information Officer
and Investor Relations
Foot Locker, Inc.
(212) 720-4254

FOOT LOCKER, INC. ANNOUNCES STRATEGIC INITIATIVES
DESIGNED TO STRENGTHEN ITS BUSINESS OPERATIONS

NEW YORK, NY, July 30, 2007 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today announced that it initiated several steps during the second quarter that are designed to strengthen its business operations. Among those actions are:

  Merchandise Inventory Reduced through Aggressive Clearance Strategy
  Additional U.S. Stores Identified for Potential Early Closure
  More Aggressive Store Opening Plans Being Developed for Foot Locker Europe
  Senior Division Management Changes

Foot Locker, Inc. updated its financial forecast for its second quarter 2007 primarily to reflect the impact of the merchandise inventory clearance activity. As a result of that and other actions, the Company currently expects to report a loss in a range of $0.17 -to-$0.20 per share. This range reflects increased markdowns in the Company’s U.S. stores of approximately $55 million at cost, or approximately $0.22 per share, versus the same period last year to liquidate slow-selling merchandise. The Company’s estimate for the second quarter that was provided at the beginning of the period was net income of $0.15 -to-$0.20 per share. The Company also updated its financial forecast for the second quarter to reflect that its comparable-store sales are expected to decrease 7-to-8 percent.

“During the second quarter, we made the strategic decision to liquidate slower-selling merchandise in our U.S. stores more aggressively than we had planned at the beginning of the quarter, with an objective of improving our inventory position before the start of the fall season,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “The financial impact of implementing this important strategy was the primary reason for the projected net loss for the second quarter of 2007. We expect our international units will produce a double-digit division profit increase versus last year’s comparable period.”

The Company’s financial position continued to strengthen during the second quarter, as its cash position, net of debt, is expected to increase by approximately $50 million from the same time last year. Merchandise inventory at the end of the second quarter is expected to be lower than at the same period last year. During the first six months of the year, the Company repurchased 2.3 million shares of its common stock for $50 million under a three-year $300 million share repurchase program. Additional shares may be purchased this year based on market conditions and other factors.

Through an extensive review of its store base, the Company identified a number of unproductive domestic stores that it is pursuing to close over the next several months. Depending on the success in negotiating settlements with its landlords, a total of up to 250 stores will be closed in 2007. This is approximately twice the number of stores that the Company had originally planned to close in 2007 and, as a result of this action, it is expected that the profitability of the Company’s U.S. store base will be enhanced, beginning in 2008.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

At the same time, the Company is in the process of developing plans to open additional Foot Locker stores more aggressively in the European and surrounding markets. During 2008, the Company currently expects to open up to 30 new stores in this region that will be managed by the Foot Locker Europe management team.

Three key management changes were also announced, effective August 6, 2007. Keith Daly, currently President and CEO of Foot Locker Europe since 2005, was promoted to President and CEO of Foot Locker U.S. with responsibility for the Company’s Foot Locker, Footaction and Kids Foot Locker stores in the U.S. Mr. Daly will be replaced by Dick Johnson, who has been President and CEO of Footlocker.com since 2003. An executive search is currently being conducted to identify a suitable candidate to replace Mr. Johnson. Dowe Tillema was promoted to Executive Vice President of Footlocker.com and will continue in his role as Chief Financial Officer of this division.

The Company also confirmed that it had retained Lehman Brothers as an advisor to work with the Company to evaluate strategic alternatives, including inquiries received from private equity firms.

Foot Locker, Inc. plans to report its second quarter 2007 financial results on Wednesday, August 22, 2007. A conference call is scheduled for Thursday, August 23, 2007 at 10:00 a.m. EDT to discuss these results. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log-on to the website at least 15 minutes prior to the call in order to download any necessary software. The webcast conference call will be available for replay until 5:00 p.m. Monday, August 27, 2007. News releases are also available on the Internet at http://www.prnewswire.com or on Foot Locker, Inc.’s website at http://www.footlocker-inc.com.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 4,000 stores in 20 countries in North America, Europe and Australia. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker, Champs Sports and Footquarters retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.